UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011 (April 6, 2011)

ANCESTRY.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2011, Ancestry.com Inc. (the “Company”) entered into a new employment letter with Timothy Sullivan, its President and Chief Executive Officer. The new employment letter replaces the compensation arrangement dated July 20, 2009, as amended July 22, 2010, and has a term of five years. Mr. Sullivan remains an “at will” employee. The employment letter agreement executed with Mr. Sullivan continues his base salary at $350,000 per year and his participation in the Company’s annual Performance Incentive Program at an annual bonus target of not less than 100% of base salary.

The employment letter agreement also provides for the grant of 150,000 restricted stock units and a non-qualified option to acquire 300,000 shares of the Company’s common stock, which are expected to be awarded on the first date that grants can be made under the Company’s equity issuance policy following the release of first quarter results. Except as provided below, the restricted stock units and the stock option will vest with respect to 33% of the shares represented on each of the third and fourth anniversaries of the grant date and will vest with respect to 34% of the shares represented on the fifth anniversary.

The employment letter agreement provides that if the Company terminates Mr. Sullivan’s employment without “cause” (other than as a result of his death or disability) or if he terminates for “good reason,” he will be entitled to a severance amount equal to the sum of 12 months of base salary and one times his average annual bonus over the three fiscal years preceding the date of termination, payable in 12 equal monthly installments. In addition, the employment letter agreement provides that if the Company terminates his employment without “cause” (other than as a result of his death or disability) or he resigns for “good reason” within three months before or 24 months following a change of control, he will be entitled to a severance amount equal to two times the sum of his annual base salary and such average annual bonus, payable in a lump sum. In such circumstances, Mr. Sullivan will also be entitled to accelerated vesting of 100% of his then-unvested equity and equity-based awards. In either event (such termination in connection with or not in connection with a change of control), the Company will reimburse Mr. Sullivan for an 18-month period for life insurance premiums and for up to 18 months of COBRA premiums for continuation of his health insurance coverage.

Mr. Sullivan’s new employment letter does not provide for a gross-up payment in the event he is subject to the excise tax imposed on excess parachute payments (as defined under Section 280G of the federal tax code). Instead, the letter contains a best after-tax result provision in which payments to Mr. Sullivan in connection with a change of control will either be paid in full or reduced to the level at which no payment would be subject to the excise tax, whichever results in the largest after-tax payment to Mr. Sullivan after taking into account income, employment and excise taxes that may be imposed on such payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC. (Registrant)
Date : April 11, 2011	By:	/s/ William C. Stern
William C. Stern
General Counsel